Exhibit 10.33

INSTRUMENT OF AMENDMENT

INSTRUMENT OF AMENDMENT, dated as of December 29, 2011, by and between Golfsmith International Holdings, Inc., a Delaware corporation, and its subsidiaries (collectively, the “Company”), and Steven M. Larkin (“Executive”), to the Confidentiality, Intellectual Property and Non-Compete Agreement, dated as of January 19, 2010, between the Company and. Executive (the “Noncompete Agreement”) (capitalized terms used but not defined herein shall have the respective meanings given such terms in the Noncompete Agreement),

W I T N E S S E T H:

WHEREAS, the Company and Executive have entered into the Noncompete Agreement;

WHEREAS, in order to receive certain severance payments under the Noncompete Agreement, the Executive’s employment must be involuntarily terminated by the Company; therefore, such severance payments continue to be subject to a “substantial risk of forfeiture,” as that term is defined in the final Treasury regulations under Section 409A of the Code;

WHEREAS, because such severance payments under the Noncompete Agreement continue to be subject to a substantial risk of forfeiture, the parties have determined that the Noncompete Agreement may be amended in accordance with the guidance set forth in proposed Treasury Regulation Section 1.409A-4;

WHEREAS, Section 6(h) of the Noncompete Agreement provides that it may be amended only in writing signed by Executive and a duly authorized representative of the Company (other than Executive); and

WHEREAS, the Company and Executive desire to amend the Noncompete Agreement as provided for herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.	Section 5(b) of the Noncompete Agreement is deleted in its entirety and replaced with the following:

“(b) Severance Amount. Provided Executive signs a release agreement (such release agreement to be delivered and become fully irrevocable on or before the end of the fifty (50) day period following Termination Date) and complies with this Agreement, the Company shall pay to Executive one (1) year’s severance at the annual rate base pay being paid to Executive as of Termination Date.”

2.	Section 5(c) of the Noncompete Agreement is deleted in its entirety and replaced with the following:

“(c) Severance Terms. Subject to Executive’s timely execution of the release agreement described above, the Company shall pay the severance described above, less required tax deductions, over the twenty-four (24) month period commencing on the first payroll date to occur following the sixtieth (60) day after the Termination Date, in equal installments in accordance with the Company’s payroll procedures.”

3.	(a)	In the event of any conflict between the terms of this Instrument of Amendment and the terms of the Noncompete Agreement, the terms of this Instrument of Amendment shall take precedence. Except as expressly modified hereby, the Noncompete Agreement shall remain in full force and effect throughout the entire term as set forth in the Noncompete Agreement, including any extensions thereto.

	(b)	The validity, interpretation, construction and performance of this Instrument of Amendment shall be governed by the laws of the State of Texas without reference to the choice of law principles thereof.

	(c)	This Instrument of Amendment may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Instrument of Amendment.

GOLFSMITH INTERNATIONAL HOLDINGS, INC,